Exhibit 5.1

Laura Berezin

+1 650 843 5128

lberezin@cooley.com

October 7, 2019

Ovid Therapeutics Inc.

1460 Broadway, Suite 15044

New York, New York 10036

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the offering by Ovid Therapeutics Inc., a Delaware corporation (the “Company”), of (i) up to 10,350,000 shares (the “Common Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), including up to 1,350,000 Common Shares that may be sold upon the exercise of an option to purchase additional Common Shares, pursuant to that certain Common Stock Underwriting Agreement (the “Common Agreement”), dated October 4, 2019, by and among the Company and the underwriters named therein, and pursuant to a Registration Statement on Form S-3 (Registration No. 333-225391) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the related prospectus dated June 19, 2018 (the “Base Prospectus”) and the prospectus supplement, dated October 4, 2019, related to the Common Shares, as filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Common Prospectus”) and (ii) 4,000 shares (the “Preferred Shares” and collectively with the Common Shares, the “Shares”) of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), which Preferred Shares will be convertible into up to 4,000,000 shares of Common Stock (the “Conversion Shares”), pursuant to that certain Preferred Stock Underwriting Agreement (together with the Common Agreement, the “Agreements”), dated October 4, 2019, by and among the Company and the underwriters named therein, and pursuant to the Registration Statement, the Base Prospectus and the prospectus supplement, dated October 4, 2019, relating to the Preferred Shares and the Conversion Shares, as filed with the Commission pursuant to Rule 424(b) under the Act ( together with the Common Prospectus, the “Prospectuses”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectuses, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, the Agreements and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

COOLEY LLP 3175 HANOVER STREET PALO ALTO, CA 94304-1130

T: (650) 843-5000 F: (650) 849-7400 COOLEY.COM

October 7, 2019

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

With regard to our opinion below, with respect to the Conversion Shares, we express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances of securities of the Company, including the Conversion Shares, and/or antidilution adjustments to outstanding securities of the Company, including the Series A Preferred Stock, cause the Preferred Shares to be convertible for more shares of Common Stock than the number that then remain authorized but unissued.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares, when sold in accordance with the Agreements, the Registration Statement and the Prospectuses, will be validly issued, fully paid and non-assessable and (ii) the Conversion Shares, when issued upon the conversion of the Preferred Shares in accordance with the terms of Series A Preferred Stock, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectuses and to the filing of this opinion as an exhibit to a current report of the Company on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement.

Very truly yours,

COOLEY LLP

By:	/s/ Laura Berezin
Laura Berezin

COOLEY LLP 3175 HANOVER STREET PALO ALTO, CA 94304-1130

T: (650) 843-5000 F: (650) 849-7400 COOLEY.COM